ARTICLES SUPPLEMENTARY

BNY MELLON INTERNATIONAL SECURITIES FUNDS, INC., a Maryland corporation having its principal office in Baltimore, Maryland (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST:  Pursuant to authority expressly vested in the Board of Directors of the Corporation (the "Board") by Article FIFTH of the Articles of Incorporation of the Corporation, as amended (the "Charter"), the Board hereby classifies and reclassifies fifty million (50,000,000) of the one hundred million (100,000,000) authorized but unissued shares, $.001 par value per share, of Class T shares of BNY Mellon Emerging Markets Securities Fund as Class I shares of BNY Mellon Emerging Markets Securities Fund and fifty million (50,000,000) of the one hundred million (100,000,000) authorized but unissued shares, $.001 par value per share, of Class T shares of BNY Mellon Emerging Markets Securities Fund as Class Y shares of BNY Mellon Emerging Markets Securities Fund.

SECOND:  Immediately before the classification and reclassification of shares as set forth in Article FIRST hereof, the Corporation was authorized to issue five hundred million (500,000,000) shares of stock, all of which are shares of Common Stock, having a par value of one tenth of one cent ($.001) per share and an aggregate par value of five hundred thousand dollars ($500,000), classified as follows:

Fund/Class	Shares Authorized
BNY Mellon Emerging Markets Securities Fund/Class A shares	100,000,000
BNY Mellon Emerging Markets Securities Fund/Class C shares	100,000,000
BNY Mellon Emerging Markets Securities Fund/Class I shares	100,000,000
BNY Mellon Emerging Markets Securities Fund/Class Y shares	100,000,000
BNY Mellon Emerging Markets Securities Fund/Class T shares	100,000,000
Total	500,000,000

THIRD:  As hereby classified and reclassified, the total number of shares of capital stock which the Corporation has authority to issue remains five hundred million (500,000,000) shares, all of which are shares of Common Stock, having a par value of one tenth of one cent ($.001) per share and an aggregate par value of five hundred thousand dollars ($500,000), classified as follows:

Fund/Class	Shares Authorized
BNY Mellon Emerging Markets Securities Fund/Class A shares	100,000,000
BNY Mellon Emerging Markets Securities Fund/Class C shares	100,000,000
BNY Mellon Emerging Markets Securities Fund/Class I shares	150,000,000
BNY Mellon Emerging Markets Securities Fund/Class Y shares	150,000,000
Total	500,000,000

FOURTH:  The Corporation is registered as an open-end management investment company under the Investment Company Act of 1940, as amended.

FIFTH:  These Articles Supplementary were approved by a majority of the entire Board of the Corporation and are limited to changes expressly permitted by Section 2-105(a)(10) and (13) of the Maryland General Corporation Law to be made without action by the Corporation's stockholders.

SIXTH:  These Articles Supplementary shall become effective at 9:01 a.m. on December 31, 2019.

[Signature Page Follows]

IN WITNESS WHEREOF, BNY Mellon International Securities Funds, Inc. has caused these Articles Supplementary to be signed in its name and on its behalf by its Vice President who acknowledges that these Articles Supplementary are the act of the Corporation, that to the best of his knowledge, information and belief all matters and facts set forth herein relating to the authorization and approval of these Articles Supplementary are true in all material respects, and that this statement is made under the penalties of perjury.

BNY MELLON INTERNATIONAL SECURITIES FUNDS, INC.

By: /s/ James Bitetto

James Bitetto

Vice President

WITNESS:

/s/ Jeff Prusnofsky

Jeff Prusnofsky

Assistant Secretary